EXHIBIT 99

FOR IMMEDIATE RELEASE               Contact:    Tom Travis
                                                IBC-San Antonio
                                                210-518-2500

                                                Debby Dudley
                                                PR Coordinator
                                                972-991-4481

                         IBC COMPLETES PURCHASE OF THREE
                           SAVINGS OF AMERICA BRANCHES

SAN ANTONIO, TX., November 21, 1996, Thomas L. Travis, President of IBC-San Antonio, announced today that final regulatory approvals have been received for International Bank of Commerce (IBC) to complete the purchase of Savings of America's three branches in San Antonio.

Located at 5900 Broadway, 2201 N.W. Military Hwy., and 5401 Walzem Road, these branches are expected to close as Savings of America on Thursday, November 21, 1996, and open Friday morning, November 22, 1996, as fully operating branches of IBC. With the Savings of America branches, and recently opened Albertsons supermarket branches, IBC has doubled the number of San Antonio locations over the past year to thirteen branches.

"The completion of this acquisition underscores our commitment to making IBC's highly personalized brand of banking accessible throughout the San Antonio area," said Tom Travis. "With the convenience afforded by our new branch in Alamo Heights and our rapidly expanding network of supermarket branches, IBC-San Antonio is doing more to meet the banking needs of today's busy consumer."

The purchase of these Savings of America branches further strengthens and complements IBC's aggressive expansion throughout South Texas, extending IBC's presence to 55 locations in 18 Texas communities.

International Bancshares Corporation is a $3 billion multi-bank holding company headquartered in Laredo, with facilities in Laredo, San Antonio, McAllen, Brownsville, Zapata, throughout the Rio Grande Valley, Corpus
Christi, Bay City and Port Lavaca.